                                                                     Exhibit 4.5

                       MARTHA STEWART LIVING OMNIMEDIA LLC



                WARRANT FOR A PERCENTAGE OF THE INTERNET BUSINESS
                     OF MARTHA STEWART LIVING OMNIMEDIA LLC



                            ISSUE DATE: JULY 27, 1999


           THIS WARRANT AND THE SHARES OF COMMON STOCK OR OTHER SECURITIES THAT MAY BE PURCHASABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED OR DISPOSED OF UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS SUCH REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER ANY SUCH LAWS. EXCEPT AS OTHERWISE PROVIDED HEREIN, THIS WARRANT IS NON-TRANSFERABLE.



         FOR VALUE RECEIVED, MARTHA STEWART LIVING OMNIMEDIA LLC, a Delaware limited liability company ("MSLO," and, together with any successor entity, the "Company"), hereby certifies that KPCB Holdings, Inc., a California corporation (the "Holder"), is entitled, subject to the provisions of this Warrant, to purchase from the Company, (i) in the case of a Strategic Transaction, the Warrant Percentage of the fully paid and non-assessable shares of the then Outstanding Shares of Common Stock immediately prior to consummation of the Strategic Transaction but taking into account the exercise of this Warrant, or
(ii) in the case of a Sale Transaction, the Warrant Percentage of the Net Consideration received by the Company in such Sale Transaction, in each case, at a purchase price equal to the Exercise Price (each such term as hereinafter defined).

         SECTION 1. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

         "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized by law to close.

         "CLOSING PRICE" on any day means (1) if the shares of Common Stock then are listed and traded on the New York Stock Exchange, Inc. ("NYSE"), the Closing Price on such day as reported on the NYSE Composite Transactions Tape; (2) if shares of Common Stock then are not listed and traded on the NYSE, the Closing Price on such day as reported by the principal national securities exchange on which the shares of Common Stock are listed and traded; (3) if the shares of Common Stock then are not listed and traded on any such securities exchange, the last reported sale price on such day on The Nasdaq Stock Market ("NASDAQ"); or (4) if the shares of Common Stock then are not traded on but are quoted by NASDAQ, the average of the highest reported bid and the lowest reported ask price on such day as reported by NASDAQ.

         "COMMON STOCK" means a common stock (or tracking stock, lettered stock or similar equity security) of the Company or a Subsidiary of the Company that primarily reflects or is intended to primarily reflect the economic performance of the Internet Business as it exists as of the date such stock is first issued.

         "COMPANY" shall have the meaning set forth in the first paragraph hereof.

         "EXERCISE PRICE" means $21 million ($21,000,000), as adjusted pursuant to Sections 2(b)(ii) and 3 hereof.

         "EXPIRATION DATE" means the earliest of 5:00 p.m. New York City time on
(i) the 3-year anniversary of the date hereof, (ii) the date on which the Holder sells, transfers, distributes or otherwise disposes, other than pursuant to an exchange or a conversion of Membership Interests in a merger or similar transaction involving the Company, of at least 50% of its Membership Interests (as defined in that certain Purchase Agreement, dated as of the date hereof), or such equity into which such Membership Interests may be exchangeable or convertible pursuant to a Conversion (as defined in the LLC Operating Agreement)
(iii) the tenth day following consummation of a Strategic Transaction, and (iv) the tenth day following consummation of a Sale Transaction that involves all or substantially all of the Company's interest in the Internet Business as such business exists as of the date of such Sale Transaction. In the event that the Warrant is exercised prior to the Expiration Date, any subsequent delay due to required regulatory approvals shall not affect the validity of such exercise.

         "FAIR MARKET VALUE" as of any date of determination means, as to shares of the Common Stock, if the Common Stock is publicly traded at such time, the average of the daily Closing Price of a share of Common Stock for the ten (10) consecutive trading days ending on the most recent trading day prior to the date of determination. If the shares of Common Stock are not publicly traded at such time, the Fair Market Value of the Common Stock shall be determined in good faith by the Board of Directors of the Company.

         "FAIR VALUE" as of any date, shall mean (i) in the case of Common Stock, the Fair Market Value, (ii) in the case of cash, such amount of cash and
(iii) in the case of other property, the fair value as determined by the Board of Directors of the Company, acting in good faith and based upon the advice of a nationally recognized investment banking firm.

         "HOLDER" shall have the meaning set forth in the first paragraph hereof.

         "INTERNET BUSINESS" means the Martha By Mail business (both online and offline), the business of selling advertisements on websites owned by MSLO, and any businesses of the

Company created after the date hereof that derive 50% or more of their revenues for the Company from transactions occurring via websites owned by MSLO, provided that any such business that contains both online and offline revenues may be divided into online and offline portions in the discretion of the Board, with the Internet Business containing the online portions. The Internet Business shall also include MSLO's interest in websites controlled by MSLO which are determined by the Board of Directors as properly included therein which determination shall be made in good faith and without regard to the existence of this Warrant. For the avoidance of doubt, the Internet Business shall not include direct mail and online sales of magazines and books authored or produced by or on behalf of Martha Stewart and/or MSLO. The Internet Business shall also include cost-sharing, transfer pricing and other intercompany arrangements with the remainder of the Company as determined to be reasonable and appropriate by the Board of Directors.

         "LLC OPERATING AGREEMENT" shall mean the Fourth Amended and Restated Limited Liability Company Agreement of the Company, as amended from time to time.

         "NET CONSIDERATION" shall, with respect to a particular Sale Transaction, equal the Fair Value of the portion of the consideration received by the Company in a Sale Transaction which relates to the portion of the Internet Business (as such business exists as of the date of such Sale Transaction) involved in such Sale Transaction, net of taxes and transaction expenses; provided, however, that the Company shall use reasonable efforts to structure such Sale Transaction in a manner that is tax efficient for the Company and the Holder, and, to the extent that the Company will not incur tax on the Net Consideration payable to the Holder, such Net Consideration shall not be reduced in respect of such taxes. In the event that the Internet Business has debt at the time of a Sale Transaction, the Board of Directors shall equitably adjust the Net Consideration to the extent that such debt is not repaid prior to the Sale Transaction.

         "OUTSTANDING SHARES" means, with respect to the Common Stock, the sum of the outstanding shares and the shares held in treasury or otherwise representing the interest of the Company and its Subsidiaries in such Common Stock.

         "PERSON" means an individual, partnership, corporation, limited liability company, trust, joint stock company, association, joint venture, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "SALE TRANSACTION" means a sale, disposition or other transaction (including by way of merger, share exchange, stock sale, asset divestiture or otherwise) engaged in by the Company or its Subsidiaries, the primary motive of which, as determined in good faith by the Board of Directors without taking into account the existence of this Warrant, is to maximize the value of the Internet Business as a whole or in part, it being agreed that any such sale, disposition or other transaction in which 65% or more of the consideration received by the Company in such sale, disposition or other transaction is in respect of the Company's interest in the Internet Business shall be deemed to be a "Sale Transaction;" provided, however, that in no event shall a "Sale Transaction" be deemed to include a sale of all or substantially all of the Company or its assets or businesses (including by way of merger, reorganization, consolidation, asset sale, share exchange or otherwise). The allocation of consideration between the Internet Business and other Company businesses shall be as determined by the Board of Directors, acting in good faith and based upon the advice of a nationally recognized investment banking firm.

         "STRATEGIC TRANSACTION" shall mean the initial issuance of publicly traded shares of Common Stock.

         "SUBSIDIARY" means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "WARRANT PERCENTAGE" means 15%, as the same may be adjusted pursuant to the terms of this Warrant.

         "WARRANT SHARES" means the shares of Common Stock deliverable upon exercise of this Warrant, as adjusted from time to time.

         SECTION 2. EXERCISE OF WARRANT.

         (a) Strategic Transaction. In the case of a Strategic Transaction, the Holder is entitled to exercise this Warrant in whole (but not in part) prior to the Expiration Date or, if such day is not a Business Day, then on the next succeeding day that shall be a Business Day. To exercise this Warrant, the Holder shall deliver to the Company this Warrant and a Notice to Exercise form attached hereto duly executed by the Holder, together with payment of the Exercise Price. Upon such delivery and payment, the Holder shall be deemed, in the case of a Strategic Transaction, to be the holder of record of the Warrant Shares, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares shall not then be actually delivered to the Holder.

         (b) Sale Transaction.

         (i) In the case of a Sale Transaction which involves all or substantially all of the Internet Business (as such business exists at the time of such Sale Transaction), the Holder is entitled to exercise this Warrant in whole (but not in part) prior to the Expiration Date or, if such day is not a Business Day, then on the next succeeding day that shall be a Business Day. To exercise this Warrant, the Holder shall deliver to the Company this Warrant and a Notice to Exercise form attached hereto duly executed by the Holder, together with payment of the Exercise Price.

         (ii) In the case of a Sale Transaction which involves less than all or substantially all of the Internet Business (as such business exists at the time of such Sale Transaction), the Holder is entitled to exercise this Warrant with respect to all (but not less than all) of the Sale Transaction within ten (10) days of the occurrence of the Sale Transaction but in no event later than the Expiration Date or, if such day is not a Business Day, then on the next succeeding day that shall be a Business Day.

         To exercise this Warrant, the Holder shall deliver to the Company this Warrant and a Notice to Exercise form attached hereto duly executed by the Holder, together with payment of the Exercise Price as determined in accordance with the following sentence. The Exercise Price for the Warrant in connection with the Sale Transaction described in this paragraph (b)(ii) shall be determined by multiplying the then-current Exercise Price by a fraction, the numerator of which is the Fair Value of the portion of the Internet Business (as such business exists at the time of such Sale Transaction) included in such Sale Transaction, and the denominator of which is the Fair Value of the Internet Business immediately prior to such Sale Transaction and without taking the prospect of such Sale Transaction into account. In the event that Holder exercises this Warrant in a Sale Transaction pursuant to this paragraph (ii), the Warrant shall continue in effect with respect to the Company's remaining interest in the Internet Business (as such business exists at the time of such Sale Transaction), and immediately following such exercise (or the Holder's election not to so exercise), the Exercise Price with respect to the remaining Warrant shall be reduced by the Exercise Price paid (or that would have been paid) by the Holder in respect of such Sale Transaction.

         (c) At the option of the Holder, the Exercise Price may be paid in cash (including by wire transfer of immediately available funds), by certified or official bank check or bank cashier's check payable to the order of the Company, or, in the event of an exercise following a Strategic Transaction, in fully-paid and non-assessable shares (or the surrender by the Holder of the right to receive such number of shares) of Common Stock valued at the initial public offering price of such Common Stock or by any combination of the foregoing. The Company shall pay any and all documentary, or similar issue or transfer taxes payable in respect of the issue or delivery of the Warrant Shares. The Company shall not be required to pay any transfer tax which may be payable in respect of any transfer involved in the issue or delivery of Warrant Shares (or other securities or assets) in a name other than that in which the Warrant so exercised was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of such transfer tax or has established, to the satisfaction of the Company, that such transfer tax has been paid.

         (d) Upon surrender of this Warrant in conformity with the foregoing provisions, the Company shall, subject to the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, transfer to the Holder of this Warrant appropriate evidence of ownership of the shares of Common Stock or other securities or property (including any money) to which the Holder is entitled, registered or otherwise placed in, or payable to the order of, the name or names of the Holder or such transferee as may be directed in writing by the Holder, and shall deliver such evidence of ownership and any other securities or property (including any money) to the Person or Persons entitled to receive the same, together with an amount in cash in lieu of any fraction of a share as provided in Section 8, subject to any required withholding.

         SECTION 3. ADJUSTMENT TO WARRANT PERCENTAGE OR EXERCISE PRICE. If at any time after the date hereof, the Company engages in a transaction pursuant to which it acquires an interest in (whether by acquisition, merger, asset purchase or otherwise) a business or assets that is intended to, and does, become part of the Internet Business, Holder shall have the option of either adjusting the Warrant Percentage or the Exercise Price as follows:

         (a) Adjustment of Warrant Percentage. The Warrant Percentage shall be adjusted by multiplying the then-current Warrant Percentage by a fraction, the numerator of which is the Fair Value of the Internet Business immediately prior to such transaction, and the denominator of which is the sum of such Fair Value plus the Fair Value of the consideration paid or issued (and debt assumed which is not retained by the Internet Business) by the Company in such transaction.

         (b) Adjustment of Exercise Price. The Exercise Price shall be adjusted by adding to the then-current Exercise Price the product of the Warrant Percentage at such time and the Fair Value of the consideration paid or issued (and debt assumed which is not retained by the Internet Business) by the Company in such transaction.

         (c) In the event that a transaction described in this Section 3 includes both a business to be included in the Internet Business and businesses that will be retained by the Company outside of the Internet Business, the Board shall apportion the consideration in the transaction on a fair and equitable basis, acting in good faith and based upon the advice of a nationally recognized investment banking firm.

Promptly following consummation of a transaction giving rise to an adjustment in the Warrant Percentage or Exercise Price pursuant to this Section 3, the Company shall provide the Holder with written notice thereof, which notice shall also include (i) the revised Warrant Percentage as calculated pursuant to paragraph
(a) above, (ii) the revised Exercise Price as calculated pursuant to paragraph
(b) above, (iii) the basis on which such adjustments were calculated and (iv) a description of the business acquired and copies of information provided to the Board of Directors in connection with its approval of the transaction. Holder shall, within 10 days of receipt of such notice, notify the Company in writing of its election to adjust either the Warrant Percentage or the Exercise Price. If the Company has not received written notice of Holder's election within such 10-day period, Holder shall be deemed to have elected to adjust the Warrant Percentage.

         SECTION 4. CERTAIN NON-DILUTION OF WARRANT SHARES. The percentage of Common Stock owned by Holder upon exercise of this Warrant shall not be diluted by options on the Common Stock granted prior to the initial public offering of the Common Stock to (or the exercise thereof by) employees representing a maximum of 10% of the Common Stock immediately prior to such offering, provided, that options in excess of that amount shall be dilutive on a pro rata basis.

         SECTION 5. ASSUMPTION OF WARRANT BY SUBSIDIARY. The Company and Holder hereby agree that in the event that the Common Stock issued in a Strategic Transaction is Common Stock of a Subsidiary of the Company, such Subsidiary shall assume all of the Company's rights and obligations hereunder.

         SECTION 6. REGISTERED SHARES AND RESTRICTIVE LEGEND; REGISTRATION RIGHTS. (a) Each certificate representing shares of Common Stock issued pursuant to this Warrant, unless at the time of exercise such shares are registered under the Securities Act, shall bear a legend substantially in the form of the legend set forth on the first page of this Warrant. The Company hereby agrees to use its reasonable best efforts to cause all shares of Common Stock issued pursuant to this Warrant to be promptly registered under the Securities Act. In the event that Company is unable to so register such shares of Common Stock, Holder shall be entitled to customary registration rights with respect to such shares.

         (b) In connection with the issuance of shares of Common Stock to the Holder pursuant to this Warrant, the Company shall provide the Holder with customary registration rights with respect to such shares, consistent with the terms of the post-IPO registration rights granted to the Holder in connection with its investment in MSLO.

         SECTION 7. RESERVATION OF SHARES. The Company hereby represents and agrees that all shares of Common Stock issued pursuant to this Warrant shall be duly authorized and, when issued upon such exercise, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale imposed by the Company and free and clear of all preemptive or similar rights, except to the extent imposed by or as a result of the status, act or omission of, the Holder.

         SECTION 8. FRACTIONAL SHARES. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant and in lieu of delivery of any such fractional share upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the Fair Market Value thereof.

         SECTION 9. TRANSFER, EXCHANGE OR ASSIGNMENT OF WARRANT AND SHARES. (a) The Holder by taking or holding this Warrant, consents and agrees that the registered holder hereof may be treated by the Company and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby.

         (b) This Warrant is not transferable or assignable (by operation of law or otherwise) by the Holder without the prior written consent of the Company. In the event Holder receives shares of Common Stock upon exercise of this Warrant, Holder shall not, on or prior to the one-year anniversary of the date it receives such shares, sell, transfer, distribute or otherwise dispose of any such shares of Common Stock, or any rights with respect thereto (a "Transfer"), provided, however, that, following the six-month anniversary of such date, Holder may distribute up to 50% of such shares to the limited partners or other fund participants in the relevant Kleiner Perkins Caufield & Byers fund. The foregoing limitation shall not apply to any Transfer approved by the MSLO Board of Directors, including a Transfer pursuant to a corporate transaction relating to MSLO approved by the MSLO Board of Directors.

         (c) Upon receipt by the Company of evidence satisfactory to it (in the exercise of its reasonable discretion) of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnification or security reasonably required by the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

         (d) The Company shall pay all expenses, taxes (other than transfer taxes) and other charges payable in connection with the preparation, issuance and delivery of the Warrant hereunder.

         (e) This Warrant shall be binding on any successor or parent entity of the Company, whether by merger, sale, reorganization or similar transaction.

         SECTION 10. NO IMPAIRMENT. So long as this Warrant is outstanding, the Company will not, by amendment of its LLC Operating Agreement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 10 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

         SECTION 11. NOTICES. Any notice, demand or delivery authorized by this Warrant shall be in writing and shall be given to the Holder or to the Company, as the case may be, at its address (or facsimile number) set forth below, or such other address (or facsimile number) as shall have been furnished to the party giving or making such notice, demand or delivery:

          If to the Company:           Martha Stewart Living Omnimedia LLC
                                       20 West 43rd Street
                                       New York, New York  10036
                                       Attention:  General Counsel
                                       Facsimile:  (212) 827-8289

          with a copy to:              Wachtell, Lipton, Rosen & Katz
                                       51 West 52nd Street
                                       New York, New York  10019
                                       Attention:  Andrew J. Nussbaum, Esq.
                                       Facsimile:  (212) 403-2000

          If to the Holder:            Kleiner Perkins Caufield & Byers
                                       2750 Sand Hill Road
                                       Menlo Park, CA 94025
                                       Attention:  John Doerr
                                       Facsimile:  (650) 233-0300
          with a copy to:              Fenwick & West LLP
                                       2 Palo Alto Square
                                       Palo Alto, CA  94306
                                       Attention:  Gordon K. Davidson, Esq.
                                       Facsimile:  (650) 494-1417

Each such notice, demand or delivery shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified herein and the intended recipient confirms the receipt of such telecopy, or (ii) if given by any other means, when received at the address specified herein.

         SECTION 12. RIGHTS OF THE HOLDER. Prior to the exercise of this Warrant for shares of Common Stock, if available, the Holder shall not, by virtue hereof, be entitled to any rights of a shareholder of the Company, including, without limitation, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or to receive any notice of meetings of shareholders or any notice of any proceedings of the Company except as may be specifically provided for herein.

         SECTION 13. GOVERNING LAW. THIS WARRANT AND ALL RIGHTS ARISING HEREUNDER SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, AND THE PERFORMANCE THEREOF SHALL BE GOVERNED AND ENFORCED IN ACCORDANCE WITH SUCH LAWS.

         SECTION 14. AMENDMENTS; WAIVERS. Any provision of this Warrant may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Holder and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         SECTION 15. INTERPRETATION. When a reference is made in this Warrant to a Section such reference shall be to a Section of this Warrant unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Warrant, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Warrant shall refer to this Warrant as a whole and not to any particular provision of this Warrant. The definitions contained in this Warrant are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a person are also to its permitted successors and assigns and, in the case of an individual, to his heirs and estate, as applicable.

         IN WITNESS WHEREOF, the Company has duly caused this Warrant to be signed by its duly authorized officer and to be dated as of the date first above written.

                                                     MARTHA STEWART LIVING
                                                     OMNIMEDIA LLC




                                                   By: /s/ Martha Stewart
                                                       _________________________
                                                       Name:  Martha Stewart
                                                       Title: Chairman and Chief
                                                              Executive Officer



ATTEST:



By: /s/ Sharon Lee Patrick
   __________________________
   Name:  Sharon Lee Patrick
   Title: President



ACKNOWLEDGED AND AGREED:

KPCB HOLDINGS, INC., AS NOMINEE



By: /s/ L. John Doerr
    ___________________________
    Name:  L. John Doerr
    Title: Senior Vice President

                                     FORM OF
                               NOTICE OF EXERCISE


To:  MARTHA STEWART LIVING OMNIMEDIA LLC

         (1) The undersigned hereby elects to exercise the attached Warrant pursuant to the terms of the attached Warrant, and has tendered herewith payment of the purchase price in full.

         (2) The undersigned hereby certifies that it has complied with all of its obligations pursuant to the terms of the attached Warrant.

         (3) To the extent shares are being issued in respect of the Warrant, the undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, except in compliance with applicable federal and state securities laws and that the aforesaid shares are subject, if applicable, to certain provisions of the LLC Operating Agreement of the Company.




------------------                     ------------------------------------
     Date                                             Signature